                                                                    EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

For further information, contact:  Charles T. Goodson, Chief Executive Officer
                                   Robert R. Brooksher, Vice President -
                                                        Corporate Communications
                                   (337) 232-7028

 PETROQUEST ENERGY ANNOUNCES $50 MILLION CREDIT FACILITY AND NATURAL GAS HEDGES

Lafayette, Louisiana - December 22, 2000 - PetroQuest Energy, Inc. (Nasdaq:
PQUE, TSE: PQU) announced today it has entered into a multi-year $50 million credit facility with Hibernia National Bank. At closing, 6 million was advanced under the new facility for repayment of outstanding commercial bank debt.

The credit facility has an initial borrowing base of $15.62 million. The Company's borrowing base will be redetermined periodically based upon, among other things, the Company's proved oil and gas reserves. The credit agreement contains various covenants and restrictions common to borrowings of this type, as well as maintenance of certain financial ratios.

The Company has put in place natural gas hedges in the form of costless collars covering 6,000 MMBtu per day for the period of January through December 2001. The following are the volumes and collar ranges:

         Volume                          Nymex                         Nymex
         (MMBtu/d)                       Floor                        Ceiling
         ---------                       ------                       -------
           4,000                         $4.00                         $8.90
           2,000                         $4.00                         $9.00


PetroQuest Energy, Inc. is an independent oil and gas exploration and production company primarily focused on growing its reserves and shareholder value through a combination of drilling development locations and high potential exploration prospects along the coast of and in the Gulf of Mexico.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future, including drilling of wells, reserve estimates, future production of oil and gas, future cash flows and other such matters are forward-looking statements. Such forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results to differ materially from those currently anticipated. These factors include, without limitation, uncertainties inherent in estimating proven oil and gas reserves, future rates of production and timing of development expenditures; results of exploratory and development drilling; operating hazards attendant to the oil and gas business; the successful identification, acquisition and development of properties; and changes in the price received for oil and/or gas which may effect results of operations and cash flows. Readers are cautioned that any such statements are not guarantees of future performance and the company can give no assurances that actual results or developments will not differ materially from those projected in the forward-looking statements.